EXHIBIT 99.1

John A. Bardis to Retire; R. Halsey Wise Named Chairman and CEO of MedAssets

ATLANTA, Feb. 17, 2015 (GLOBE NEWSWIRE) -- MedAssets, Inc. (Nasdaq:MDAS) today announced that R. Halsey Wise has been appointed chairman and chief executive officer of the company, effective immediately. Mr. Wise joined MedAssets board of directors in March 2014.

Mr. Wise succeeds John A. Bardis, who is retiring for personal reasons due to family health issues. Mr. Bardis will remain on the MedAssets board of directors until the next annual stockholders' meeting. Mr. Bardis has entered into a multi-year consulting agreement with the company in order to continue to help build MedAssets client relationships and raise visibility of the company's unique market position as a performance improvement provider to healthcare organizations.

Mr. Bardis founded MedAssets in June 1999 and led the company to tremendous growth, leading up to and following MedAssets successful initial public offering in 2007. Since the IPO, the company grew total net revenue from $188.5 million in 2007 to $720.2 million in 2014. Among his many philanthropic activities, Mr. Bardis is the founder and chairman of Hire Heroes USA, the nation's largest veteran transition and employment assistance organization.

"I am grateful to have spent the last 15 years with this great company, and am honored to have had the opportunity to lead a team of outstanding individuals. I am proud of what we have accomplished together at MedAssets, and look forward to actively supporting the company's business endeavors during this time of rapid change in the healthcare marketplace," Bardis said. "The Board and I are convinced that Halsey is the right leader to take our company into the future, and I am confident MedAssets will prosper under Halsey's leadership. His breadth of technology, software, services and financial expertise, and his demonstrated leadership experience and personal style will enable Halsey to lead MedAssets to even greater success."

Commenting on his appointment, Halsey Wise said, "I want to thank John for all that he has done for MedAssets and the entire healthcare industry over a long and esteemed career. I am excited to lead MedAssets, particularly during a time of profound change and unprecedented opportunity in the healthcare industry.

"Compelling, innovative technology and service expertise will be a tremendous force in improving healthcare across many dimensions. I look forward to working with our customers, employees, partners and shareholders to execute an enhanced value creation plan that unlocks the full potential of the capabilities of MedAssets," Wise continued. "We will work to build upon the strong foundation and market leadership position already established. At the same time, we will embark on a complete assessment of our business operations and corporate strategy aimed at creating additional value for our customers and shareholders while maintaining the highest level of customer service. Our company's best days remain ahead of us."

Mr. Wise's distinguished career includes senior executive officer positions with leading global technology and software companies. Over the period from 2003 to 2010, he was chairman and chief executive officer of Intergraph Corporation a leading global provider of engineering and geospatial software with over 4,000 employees in offices in more than 50 countries. Wise led Intergraph through a period of dramatic revitalization, accelerated growth and increased shareholder value by focusing on innovation, customer satisfaction and operating efficiency. During Wise's leadership, Intergraph grew revenue from $525 million in 2003 to $850 million in 2010. Based on the success at Intergraph, Mr. Wise was selected as Ernst & Young's 2010 Entrepreneur of Year in the technology category for Georgia/Tennessee/Alabama.

From 2000 to 2003, Mr. Wise was president and chief executive officer of North America for Solution 6, one of Australia's largest software companies. From 1997 to 2000, he was president and chief operating officer of Computer Management Sciences, an information technology software and services company acquired by Computer Associates International, where he was general manager, North America, for Global Professional Services. Prior to that, Mr. Wise was an investment banker with The Robinson-Humphrey Company specializing in software and technology.

Since 2010, Mr. Wise has been chief executive officer of Lime Barrel Advisors, a private investment firm he founded. He holds a master's degree in finance and marketing from Northwestern University's Kellogg School of Management, and a bachelor's degree in history from the University of Virginia.

"At this stage in MedAssets' growth, our board believes Halsey Wise is the best person to lead our company, and he has our complete, unanimous and enthusiastic support," said Terry Mulligan and Bruce Wesson, vice chairmen of MedAssets board of directors. "The opportunity ahead for MedAssets is vast, but we must move faster and focus clearly in order to seize it. Halsey is a proven leader with a high level of business and financial acumen, which is exactly what MedAssets needs as the company embarks on its next chapter of innovation and growth."

About MedAssets

MedAssets (Nasdaq:MDAS) is a healthcare performance improvement company focused on helping providers realize financial and operational gains so that they can sustainably serve the needs of their community. Approximately 4,500 hospitals and 123,000 non-acute healthcare providers currently use the company's evidence-based solutions, best practice processes and analytics to help reduce the total cost of care, enhance operational efficiency, align clinical delivery, and improve revenue performance across the care continuum. For more information, please visit www.medassets.com.

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CONTACT: Investor Contact:
         Robert Borchert
         678.248.8194
         rborchert@medassets.com

         Media Contact:
         Nicole Spinuzzi
         678-966-2665
         nspinuzzi@medassets.com